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                                                                   EXHIBIT 10.16



                       DIRECTOR AND EMPLOYEE DEFERRAL PLAN

1.      PURPOSE

        This Director and Employee Deferral Plan (the "Plan") has been established pursuant to a resolution of the Board of Directors (the "Board") of Texaco Inc. dated March 28, 1997. The purpose of this Plan is to provide each director of Texaco Inc. and each active and retired employee of Texaco Inc. (the "Company") and any of its subsidiaries (hereinafter collectively referred to as the Affiliated Group") eligible to participate in this Plan the opportunity to request that the Company defer payment of cash amounts which may otherwise become payable to such director or employee, as described more fully below.

2.      COVERAGE

        This Plan is intended to apply to (A) those active and retired key employees of the Affiliated Group who have received or will receive base pay or one or more awards or other amounts under any of the following plans or practices of the Affiliated Group: Salary, the Incentive Bonus Plan (the "Bonus Plan"), the Stock Incentive Plan (the "Stock Incentive Plan"), certain non-qualified supplemental executive plans, or other designated rights to cash payments from the Company arising from employment by the Company as the Company shall permit, and (B) those members of the Company's Board of Directors ("Board") who have received or will receive annual retainers and fees (including any fees for serving on a committee of the Board). Such base pay, retainers, fees plans and rights are hereinafter referred to collectively as the "Plans," and such employees and directors are hereinafter referred to collectively as the "Participants".

3.      TIMING OF DEFERRAL REQUESTS

        A Participant may request the Company to defer all or any part of the payments which may become payable under the Plans for a term specified in Section 4 below, as follows:

        A.     Bonus Plan and Salary

               i.     Advance Deferral Request

                      A Participant may request the Company to defer payment of future Bonus Plan awards and salary which may be made to the Participant by so advising the Plan Administrator in writing on the date selected by the Plan Administrator in the calendar year preceding the year in which the salary payments and Bonus Plan award would otherwise have become due and payable ("Election Date").

               ii.    Subsequent Deferral Request



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                      A Participant may request the Company to further defer an
                      amount previously deferred under Section 3(A)(i) by so advising the Plan Administrator in writing on or before December 31 of the second calendar year preceding the calendar year the prior deferral would otherwise have become due and payable. Subsequent deferral requests shall be subject to the forfeiture requirements in Section 6.

               iii.   Other Cash Payments

                      Any request by a Participant for the deferral of other designated rights to cash payments arising from the Participant's employment by the Company shall be governed by rules similar to those set forth in this Section 3(A).

        B.     Stock Incentive Plan

               i.     Advance Deferral Request

                      A Participant may request the Company to defer payment of any amount payable under the Stock Incentive Plan by so advising the Plan Administrator in writing on the Election Date in the calendar year immediately preceding the calendar year in which the award would otherwise vest and become payable. In addition, a Participant may request the Company to defer payment of a dividend equivalent or a restricted share dividend by so advising the Plan Administrator in writing on or before December 31 of the calendar year immediately preceding the calendar year in which such amounts may become due and payable. A request to defer under the provisions of this Section 3(B)(i) may be made with respect to one or more types of payments payable in one or more calendar years with respect to one or more awards. A new Participant in the Plan may make deferral elections as soon as practical after becoming eligible under the Plan.

               ii.    Subsequent Deferral Requests

                      A Participant may request the Company to further defer a dividend equivalent or a restricted share dividend by so advising the Plan Administrator in writing on or before December 31 of the second calendar year preceding the calendar year the prior deferral of such amounts would otherwise become due and payable. Subsequent Deferral Requests shall be subject to the forfeiture requirements in Section 6.

        C.     Directors Retainers and Fees



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               Any Director Participant may elect, in writing, on or before the last day of the month preceding each annual meeting of stockholders, on a form to be prescribed by the Plan Administrator, to defer the payment of all or any part of the cash portion of the annual retainer and fees earned during the period beginning immediately following the annual meeting of stockholders and ending on the date of the next succeeding annual meeting of stockholders. Such election to defer, once made, shall remain in effect until revoked by the Participant. Such revocation shall become effective for directors fees earned for the period beginning immediately following the annual meeting of stockholders after such revocation notice.

               Any individual who is a candidate for election to the Board may elect, in writing, prior to his election, on a form to be prescribed by the Plan Administrator, to defer the payment of directors fees earned during the period beginning with the date of his election, or ending on the date of the next succeeding annual meeting of stockholders.

4.      TERM OF DEFERRAL - ESTABLISHMENT OF ACCOUNTS

        There shall be established for each Participant a book reserve account which shall reflect the amounts deferred by the Participant (less any applicable withholding taxes), which would otherwise have been paid to such Participant had no election to defer been made, as well as any interest accrual pursuant to Section 5.

        A.     Employee Deferrals

               A deferral request made pursuant to the terms of Section 3 and approved by the Company shall defer the payment with respect to which the request was made for a period to be selected by the Participant pursuant to the Plan options at the time of the deferral request. Such period of deferral shall terminate either
               (i) with the Participant's retirement, or (ii) at the conclusion of a five or ten year period commencing on the date payment otherwise would have become due under the relevant incentive plan (whether or not such five or ten year period terminates before or after the Participant's actual retirement date). If the initial five or ten year period of deferral requested by a Participant terminates before the Participant's actual retirement date, the Participant may then request the Company in writing to further defer such payment as specified under Section 3(B)(ii) (Subsequent Deferral Requests) for an additional period of five or ten years or until the Participant's actual retirement, subject to the forfeiture provisions under Section 6. If the initial deferral term expires after retirement, the deferral will continue until the end of such term.

               Notwithstanding any provisions to the contrary in this Plan, the Company retains sole discretion to cancel the deferral and accelerate payout to one or more annual



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               payments upon the Participant's death, permanent and total disability, termination of employment, expiration of the final deferral term requested, or upon the determination by the Plan Administrator that the Participant has demonstrated a need for all or part of the amounts deferred by the Participant as a result of an immediate and unforeseen financial hardship.

        B.     Director Deferrals

               A deferral request made pursuant to Section 3 and approved by the Company shall defer the payment with respect to which the request was made until the Participant leaves the Board.

5.      EARNINGS ON DEFERRED AMOUNTS

        To the extent offered by the Company, a Participant may request that deferred and unpaid amounts be credited with earnings determined either
        (a) on a fixed rate of return based on Treasury Securities or (b) on an equity-based rate of return determined as described below. A Participant may elect between the fixed or the equity-based rate of return at the time the Participant makes his or her deferral election. Ability to move deferred amounts between the fixed and the equity-based rate of return is subject to the discretion of the Plan Administrator.

        A.     Fixed Rate of Return

               Interest shall be accrued and credited on unpaid amounts, to be compounded quarterly. Such interest shall also be made on a book reserve basis and shall accrue and be credited on unpaid amounts throughout the period of participation in this Plan, until all distributions to the Participant are made under the terms of this Plan. The interest rate shall be determined each calendar quarter and shall be the Ten-year Constant Maturity rate as published in the Federal Reserve Statistical Release, Report H.15 SELECTED INTEREST RATES, plus one percent.

               In the event that the Company determines in good faith that for any reason the Company cannot determine the Ten Year Constant Maturity Rate for any calendar quarter as provided above, then the Ten Year Constant Maturity Rate for such calendar quarter shall be determined by the Treasurer of the Company using such market information as the Treasurer deems appropriate.

        B.     Equity-Based Rate of Return

               Earnings shall be accrued and credited on unpaid amounts based on returns of selected Vanguard Funds as selected by the Company. The Participant may indicate to the Company which Vanguard Fund(s) of the Funds offered he or she wishes to track with respect to his or her deferred amounts. Selection of this option may result in loss of principal amount (i.e., the amount deferred). The



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               Participant may elect to change which Vanguard Fund he or she wishes to track as often as is allowed under Company-prescribed administrative rules.

               The Vanguard Fund options will be determined at the Company's sole discretion. If for any reason the Vanguard Fund option becomes unfeasible, the Company may, at its sole discretion, elect to introduce other fund options in lieu thereof or to terminate the equity-based rate of return altogether.

               The Company may at its sole discretion decide how and where to actually invest the Participant's deferred amounts, notwithstanding the fact the Company may have agreed to credit the Participant's deferred amounts with the financial experience of one or more of the Vanguard funds.


6.      PAYMENT OF DEFERRED AMOUNTS

        A. If a deferral term expires prior to retirement, payment of deferred amounts will be made to a Participant in a lump sum on the first business day of the first full calendar year following the expiration of such term.

        B. If a deferral term expires on or after retirement, payment of deferred amounts will be made to a Participant in approximately equal annual installments over a period not less than one-half of the Participant's life expectancy calculated as of the first annual installment. The installments shall commence either on the first business day of the first full calendar year following the expiration of such term, or, at the Company's sole discretion, as soon as practicable after the expiration of such term, with earnings as specified in Section 5, credited on unpaid amounts. Notwithstanding Section 6(C), if a deferral term expires on or after retirement, a Participant may request in writing, and the Company may at its sole discretion accept such request, to have the deferred amounts paid in a lump sum. Such request shall not be considered a request to which Section 6(C) applies.

        C. A Participant may request in writing, and at its sole discretion the Company may accept such request, to accelerate payment of a deferred amount prior to the expiration of such deferral term, including any payout period. If such acceleration request is accepted by the Company, except in hardship cases as described in
               Section 4(A), ten percent of the total amount request to be accelerated shall be forfeited by the Participant, and the balance shall be paid in a lump sum payment to the Participant.

        D. If a Participant should die prior to the date specified in the election under Section 4, payment of deferred amounts will commence on the first business day of the year immediately following the death or the conclusion of the five or ten year deferral term, payable over one-half the life expectancy of the Participant's beneficiary, or in a lump sum at the discretion of the Company. If a Participant



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               should die after distribution of the Account has begun, but before the distribution has been completed, the unpaid balance in the Account will continue to be paid to the Participant's designated beneficiary over one-half of the life expectancy of the Participant's beneficiary, or in a lump sum at the discretion of the Company.

        E. Notwithstanding the foregoing, the Company may, in its sole discretion, accelerate the payment of all deferrals payable under this Plan in the event of death, disability or the Participant's termination of service with the Affiliated Group, except if such termination occurs within two years of a Change of Control.

7.      SUBSEQUENT DEFERRAL REQUESTS - FORFEITURE PROVISIONS

        A. If the Company approves a Participant's Subsequent Deferral Request under Section 3, such approval shall be expressly conditioned upon the forfeiture of ten percent of the total amount of the Subsequent Deferral Request in the event the Participant engages in an activity described in Section 7(B). In the event of such forfeiture, the balance of the amount subject to a Subsequent Deferral Request, net of the forfeited amount, shall be paid in a lump sum to the Participant.

        B. A Participant shall be considered to have engaged in an activity which may require forfeiture under this Plan as provided herein if he or she: (a) engages in or performs any services, whether on a full-time or part-time basis, or on a consulting or advisory basis for (i) any of the 100 largest oil and gas companies, ranked by assets, as determined by the annual Oil and Gas Journal listing of the largest oil and gas producing companies for the preceding year, (ii) any of the 100 leading non-U.S. oil and gas companies ranked by assets, as determined by the annual Oil & Gas Journal listing of the world's leading oil and gas producing companies for the preceding year, (iii) any of the following refining and marketing companies or their subsidiaries and affiliates: Ashland Inc., Citgo Petroleum Corp., Clark Oil Company, Crown Central Petroleum Corp., Diamond Shamrock Inc., Koch Industries, Inc., MAPCO Inc., Marathon Oil Company, Sinclair Oil Corp., Sun Company, Inc., Tosco Corp., Ultramar Inc., and Valero Energy Corporation, (iv) any agency, instrumentality or corporation controlled or owned by a foreign government, which agency, instrumentality or corporation is primarily in the business of exploring for, producing, refining, marketing, or transporting oil and gas or the primary products thereof, or (iv) any organization, which alone or in concert with others, is subject to the reporting and disclosure requirements of the Securities Exchange Act of 1934, as amended, as a result of the acquisition of the Company's Common Stock; (b) transfers confidential business information concerning the Company of any type to a competitor for compensation; or (c) commits an act in the course of his or her employment with the Company for which he or she is convicted of intentionally and knowingly committing a crime against the Company under federal law or the law of the state in which such act occurred.



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        C.     The forfeiture provisions in this Section 7 shall become null and void on the date immediately preceding a Change of Control, as defined in the Company's Separation Pay Plan.

8.      DESIGNATION OF BENEFICIARIES

        In the event of the death of a Participant at a time when deferred amounts remain credited to the Participant's Account but unpaid, such amounts will be paid to the beneficiary designated to receive such deferred amounts on a form to be supplied by and filed with the Plan Administrator, if such named beneficiary survives the Participant. If no beneficiary designation has been filed with the Plan Administrator, or if the designated beneficiary does not survive the Participant, such deferral amounts shall pass under the terms of the Participant's last will and testament or under appropriate state intestate law if the Participant leaves no will.

9.      RIGHT TO AMEND, ALTER OR REVOKE

       A. The Company reserves the right to amend, alter, modify or revoke in whole or in part the provision of this Plan at any time, provided, however, that with respect to amounts as to which the period of deferral has commenced at the time of the Company's exercise of its rights under this Section 9, no exercise of such rights shall result in a forfeiture of such deferred amounts, a change in the time of payment of amounts, a change in terms and conditions under which forfeiture of such deferred amounts may occur, or a change in the provisions of this agreement governing the crediting of interest on such deferred amounts without the consent of the Participant(s) affected by such exercise of rights, except as otherwise provided in this Plan.

       B. The Plan Administrator, as designated by the Board or the Compensation Committee of the Board, shall be responsible for the general operation and administration of this Plan and thus shall have absolute and full power, discretion and authority to interpret, construe and administer the Plan, and to take any action thereunder. This shall include, without limitation, the power and discretion to interpret and construe the terms of this Plan, to resolve any ambiguities and omissions in the Plan, and to determine all questions arising in connection with administration, interpretation, and application of this Plan. The Plan Administrator's actions and determinations with respect to all issues and claims shall be final, conclusive and binding on all Participants having an interest in this Plan. Notwithstanding the above, after a Change of Control as defined in the Company's Separation Pay Plan such authority to interpret, construe and administer this Plan 1 may be the responsibility of a third party trustee, if so designated by the Company in connection with the establishment of a grantor trust to secure the benefits provided hereunder.



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10.     NO TRUST, LEGAL, OR BENEFICIAL OWNERSHIP INTENDED

        No trust agreement is to be deemed created for the benefit of any Participant, or the Participant's beneficiary, executors, administrators, heirs, assigns or legal representatives as a result of this Plan. Similarly, no legal or beneficial interest in any of the Company's assets is intended to be conferred by the terms of the Plan.

11.     PROHIBITION OF ALIENATION

        The right of the Participant or the Participant's designated beneficiary or any other person to the payment of amounts due under the Plan may not be assigned, transferred, pledged or encumbered except as otherwise provided in this Plan.

12.     INCAPACITY OF THE PARTICIPANT/BENEFICIARY

        If the Company shall find that any person to whom any amount is payable under this Plan has been judicially declared incompetent to carry on his or her own affairs or is a minor, distribution or payment of amounts due hereunder may be made to a duly appointed guardian, committee, or other legal representative in accordance with the applicable provisions of this Plan. Any such distribution or payment shall completely discharge any obligations or liabilities of the Company under this Plan with respect to such distribution or payment.

13.     BINDING EFFECT

        The Plan, except as otherwise provided herein, shall be binding upon and inure to the benefit of the Company the Board, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

14.     SEVERABILITY

        If this Plan shall ever be determined to require the inclusion of all or part of any Participant's deferred amounts in the Participant's gross income for federal, state, or local income tax purposes prior to the time such amount would be required to be distributed or paid under the terms of this Plan, whether by taxing authorities of the United States or other sovereign nations or political subdivisions thereof, then only those amounts which would be treated as includable in gross income at such time will be paid over to the Participant or the Participant's designated beneficiary. All other amounts deferred at the time of such payment will continue to be subject to the terms of this Plan.

15.     AGREEMENT

        By requesting the Company to defer any payment hereunder, a Participant consents to the provisions of this Plan as they exist at the time of such request and as they may be



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        amended thereafter by the Board, subject to the consent of the
        Participant when required pursuant to Section 5.

16.     GOVERNING LAW

        This Plan shall be construed in accordance with and governed by the laws of the State of New York.



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